Exhibit 99.4

FORM OF LETTER TO SHAREHOLDERS WHO ARE RECORD HOLDERS

HAMPTON ROADS BANKSHARES, INC.

64,285,715 Shares of Common Stock

Offered Pursuant to Rights Distributed to Our Shareholders

, 2012

THE RIGHTS OFFERING SUBSCRIPTION PERIOD WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, ON              , 2012,

UNLESS EXTENDED BY US.

Dear Shareholder:

Hampton Roads Bankshares, Inc. is sending you this letter because you were a shareholder of record of our common stock at 5:00 p.m., New York City time, on May 31, 2012. As such, you are receiving non-transferable subscription rights to purchase shares of our common stock in a rights offering by the company. The rights offering is described in the enclosed offering prospectus dated             , 2012 (“Prospectus”).

We are offering up to 64,285,715 shares of common stock, as described in the Prospectus, at a cash price of $0.70 per share. The number of these shares that you may purchase is described below.

For each share of common stock owned as of May 31, 2012, you may purchase 1.8600 new shares of common stock under what we refer to as your “Basic Subscription Right.” In addition, if you exercise all of your Basic Subscription Rights in full, for each share of common stock owned as of May 31, 2012, you will be eligible to purchase 2.0667 additional shares of common stock under what we refer to as your “Additional Subscription Right.” Please note that fractional shares purchased will be rounded down to the nearest whole number.

Your right to purchase common stock in the rights offering will expire if not exercised by you and received by Registrar and Transfer Company, the Company’s subscription agent, by 5:00 p.m., New York City time, on             , 2012, unless we decide to extend the offering period as described in the Prospectus. You should read the Prospectus carefully before deciding whether to exercise your rights.

Your subscription rights are evidenced by the accompanying non-transferable subscription rights certificate registered in your name (the “Rights Certificate”).1 The back of the Rights Certificate contains the exercise form for participating in our rights offering. If not exercised, your Rights Certificate will cease to have any value when the rights offering expires.

Enclosed are copies of the following documents:

1. Prospectus;

2. Your Rights Certificate;

3. Instructions as to the use of the Rights Certificate;

4. Notice of Tax Information; and

5. A return envelope addressed to Registrar and Transfer Company, the subscription agent.

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The number of rights you are receiving is equal to the number of shares registered in your name as of 5 p.m., New York City time, on May 31, 2012. This amount reflects the Company’s twenty-five (25) for one (1) reverse stock split on April 27, 2011, whether or not you submitted your shares for exchange in the reverse stock split. If you are a former holder of Gateway Financial Holding Company, Inc. (“Gateway”) common stock, and you have not submitted your Gateway shares for conversion into the Company’s common stock, the number of rights you are receiving reflects both that conversion pursuant to the terms of the Agreement and Plan of Merger, dated September 23, 2008, between Gateway and the Company and the effect of the reverse stock split.

Your prompt action is requested. To exercise your rights, you should deliver the properly completed and signed Rights Certificate, with payment of the subscription price in full for each share of common stock you have decided to subscribe for pursuant to your Basic Subscription Rights and Additional Subscription Rights, to the subscription agent, as indicated in the Prospectus. The subscription agent must receive the Rights Certificate with payment, including final clearance of any checks, prior to the rights offering expiration.

We reserve the right to cancel, extend or amend the rights offering. Once you have exercised the rights, such exercise may not be revoked unless the terms of the rights offering are subsequently amended as described in the Prospectus. If the terms of the rights offering are amended, you will have the opportunity to modify or revoke your subscription. An extension of the expiration date of the rights offering will not, in and of itself, constitute an amendment of the terms of the rights offering. As a result, if we extend the expiration date of the rights offering, you will not be able to revoke or revise your exercise of rights as a result of that extension. If you terminate your subscription after an amendment to the rights offering, any payment made by you in connection with your subscription will be promptly returned, without penalty or interest.

Additional copies of the enclosed materials and answers to questions regarding the rights offering may be obtained by contacting Registrar and Transfer Company, our subscription and information agent, at 1-800-368-5948 or via email at info@rtco.com.

Very truly yours,

Hampton Roads Bankshares, Inc.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF HAMPTON ROADS BANKSHARES, INC., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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